EXHIBIT 16.1

July 30, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Westport Energy Holdings, Inc.

To Whom It May Concern:

We have read the statements that we understand Westport Energy Holdings, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the change of auditors. We agree with such statements made regarding our Firm. We have no basis to agree or disagree with other statements under Item 4.01.

Yours truly,

/s/ Rosenberg Rich Baker Berman & Company